EXHIBIT 5.21

AMENDMENT NO. 1 TO

MEMBERSHIP INTEREST SUBSCRIPTION AND OPTION AGREEMENT

Amendment No. 1 to Membership Interest Subscription and Option Agreement, dated April 4, 2025 (the “Amendment”), by and between LawBot LLC, a Delaware limited liability company (the “Company”), and KingsCrowd, Inc., a Delaware corporation (the “Purchaser” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into a Membership Interest Subscription and Option Agreement, dated as of January 23, 2023 (as amended, supplemented, or otherwise modified from time to time, the “Existing Agreement”); and

WHEREAS, the Parties desire to amend certain provisions in the Existing Agreement relating to the exercise of the Option (as defined in the Existing Agreement), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Effective Date (as defined in Section 3), the Existing Agreement is hereby amended or modified as follows:

(a) Section 2.2(b) of the Existing Agreement is hereby amended by deleting said section in its entirety and inserting in place thereof the following:

“(b) No later than March 1, 2026, the Company shall deliver to the Purchaser a statement certified by the Chief Executive Officer of the Company setting forth the Adjusted 2025 Revenue and the Option Payment Amount (the “Option Statement”). No later than sixty (60) days following its receipt of the Option Statement (the “Option Expiration Date”), the Purchaser shall exercise the Option Units by paying a sum equal to the Option Payment Amount paid by wire transfer in immediately available funds to an account specified by Michael Knox, the Chief Executive Officer of the Company prior to the date of the Existing Agreement, for distribution among holders of Units other than the Company (each such Person, an “Outstanding Unit Holder”) as detailed in Article V of Second Amended And Restated Limited Liability Company Operating Agreement Of Lawbot LLC dated January 23, 2025.

(b) Section 2.2(c) of the Existing Agreement is hereby amended by deleting said section in its entirety and inserting in place thereof the following:

“(c) In the event the Purchaser or any of its creditors files at any time for protection of the Purchaser under federal or state bankruptcy Laws or the Purchaser defaults on the payment of any indebtedness in the amount greater than $25,000, then the Company shall have the right to repurchase the Subscription Units and Option Units from the Company (or any assignee of the Units) in exchange for payment of one dollar ($1.00). Such repurchase transaction shall take place within five (5) Business Days following the date of the occurrence of an event under clause (ii) above.

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(c) Section 2.2 of the Existing Agreement is hereby amended by adding the following new section 2.2(d):

“(d) Purchaser agrees to use its best efforts make the Option Payment Amount on the Option Purchase Closing Date, including, if necessary, by completing an equity or debt financing to fund the Option Payment Amount. If the Purchaser is unable to pay the entire Option Payment Amount in cash on the Option Payment Date, the portion of the Option Payment Amount paid in cash shall be disbursed as instructed by Michael Knox per Article V of the Second Amended And Restated Limited Liability Company Operating Agreement of Lawbot LLC dated January 23, 2025 (the “LLC Agreement”) to a promissory note equal to the difference between the Option Payment Amount and the amount paid in cash in accordance with the instructions of Michael Knox as instructed by Michael Knox per Article V of the LLC Agreement (the “Option Purchase Note”). The Option Purchase Note shall (i) mature three years after issuance, (ii) be senior to all other debt obligations of Purchaser incurred by Purchaser after the date the Option Purchase Notes are issued, (iii) bear interest at the rate of 12% per annum, (iv) be payable in equal monthly installments of principal and interest over a 3 year full amortization, (v) be secured by all assets of the Company, (vi) be guaranteed by LawBot LLC and (vii) be secured with a second priority lien on the assets of Kings Crowd Advisory, with the first priority lien having been granted to Nicole Loftus.

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

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(b) The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 4 OF THIS AMENDMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

LAWBOT, LLC
By
Name: Michael Knox Title: Manager
KINGSCROWD, INC.
By
Name: Christopher Lustrino Title: President

MEMBERS HOLDING CLASS A UNITS IN LAWBOT LLC

Michael Knox	Gennady Spirin

Georgia Quinn

ESQVest LLC	KingsCrowd, Inc.

By:	By:

Name:	Name:	Christopher Lustrino

Title:	Title:	President

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